                                 EXHIBIT 10.2


                      Agreement of Limited Partnership of
               DNR-MESA Holdings, L.P. dated as of April 25, 1996

                                                                    EXHIBIT 10.2


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                        AGREEMENT OF LIMITED PARTNERSHIP



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                            DNR-MESA HOLDINGS, L.P.



                      ------------------------------------



                           Dated as of April 25, 1996





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THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT
AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.
ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF THESE SECURITIES IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS AGREEMENT.

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                               TABLE OF CONTENTS

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ARTICLE I

                                                 Formation of Partnership . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1.  Formation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2.  Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.3.  Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.4.  Places of Business; Registered Agent; Names and Addresses of
                           Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.5.  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.6.  Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.7.  Title to Partnership Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II

                                                Definitions and References  . . . . . . . . . . . . . . . . . . . . .   3
         Section 2.1.  Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 2.2.  References and Titles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE III

                                                      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.1.  Capital Contributions of Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.2.  Additional Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.3.  Failure to Make Additional Capital Contributions . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.4.  Return of Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE IV

                                              Allocations and Distributions   . . . . . . . . . . . . . . . . . . . .   9
         Section 4.1.  Allocations of Profits and Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 4.2.  Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE V

                                                        Management  . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.1.  Power and Authority of General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.2.  Duties and Services of the General Partner . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 5.3.  Liability of Partners and Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.4.  Contracts with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.5.  Reimbursement of General Partner; Success Fee  . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.6.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.7.  Tax Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
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         Section 5.8.  Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.9.  Tax Matters Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.10.  Withdrawal by the General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.11.  Certain Decisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE VI

                                                Rights of Limited Partners  . . . . . . . . . . . . . . . . . . . . .  18
         Section 6.1.  Rights of Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 6.2.  Limitations on Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 6.3.  Liability of Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 6.4.  Withdrawal and Return of Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VII

                                               Books, Reports and Meetings  . . . . . . . . . . . . . . . . . . . . .  19
         Section 7.1.  Capital Accounts, Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 7.2.  Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 7.3.  Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 7.4.  General Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VIII

                                         Dissolution, Liquidation and Termination . . . . . . . . . . . . . . . . . .  21
         Section 8.1.  Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.2.  Reconstitution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.3.  Liquidation and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE IX

                                                 Assignments of Interests . . . . . . . . . . . . . . . . . . . . . .  23
         Section 9.1.  Assignment by Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE X

                                    Representations and Warranties; Power of Attorney   . . . . . . . . . . . . . . .  25
         Section 10.1.  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 10.2.  Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XI

                                                      Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 11.1.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 11.2.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

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         Section 11.3.  Partition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 11.4.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 11.5.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 11.6.  No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 11.7.  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 11.8.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 11.9.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

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
                        AGREEMENT OF LIMITED PARTNERSHIP

                            DNR-MESA HOLDINGS, L.P.


         THIS AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") dated as of April 25, 1996, is made by and among Rainwater, Inc., a Texas corporation, as the general partner (the "General Partner"), and the persons set forth on the signature pages and Exhibit A to this Agreement as the limited partners (individually a "Limited Partner" and collectively, the "Limited Partners").


                                   ARTICLE I

                            Formation of Partnership

         Section 1.1. Formation. Subject to the provisions of this Agreement, the parties do hereby form a Partnership which shall be considered and construed as a limited partnership pursuant to the provisions of the Texas Revised Limited Partnership Act, Article 6132a-1, Vernon's Texas Civil Statutes (the "Act").

         Section 1.2. Name. The name of the Partnership shall be DNR-MESA Holdings, L.P. Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership unless under the law of some jurisdiction in which the Partnership does business such business must be conducted under another name or unless the General Partner determines that it is advisable to conduct Partnership business under another name. In such a case, the business of the Partnership in such jurisdiction or in connection with such determination may be conducted under such other name or names as the General Partner shall determine to be necessary. The General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

         Section 1.3. Business. The business of the Partnership shall be (a) to enter into the Stock Purchase Agreement, (b) to purchase or otherwise acquire, and to sell or otherwise dispose of, the Preferred Stock, the Common Stock and/or other Securities of MESA, including each and every kind of security, whether recourse or nonrecourse to MESA and without regard to whether such Securities are publicly traded, readily marketable or restricted as to transfer or resale, (c) to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, the Securities of MESA held or owned by the Partnership, including but not limited to the conversion of the Preferred Stock, and to carry Securities of MESA in the name of the Partnership or the name of a nominee, (d) to provide continuing analysis and consulting assistance to MESA during the course of the Partnership's investment, and (e) to do all other acts and things necessary, incidental or convenient to carry on the Partnership business as contemplated by this Agreement.

         Section 1.4. Places of Business; Registered Agent; Names and Addresses of Partners.

         (a) The address of the principal United States office and place of business of the Partnership and its street address shall be 777 Main Street, Suite 2700, Fort Worth, Texas 76102. The General Partner, at any time and from time to time, may change the location of the Partnership's principal place of business and may establish such additional place or places of business of the Partnership as the General Partner shall determine to be necessary or desirable.

         (b) The registered office of the Partnership in the State of Texas shall be 777 Main Street, Suite 2700, Fort Worth, Texas 76102, and the registered agent for service of process on the Partnership shall be Kenneth A. Hersh, whose business address is the same as the Partnership's registered office. The General Partner, at any time and from time to time, may change the Partnership's registered office or registered agent or both by complying with the applicable provisions of the Act, and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the General Partner shall determine to be necessary or advisable.

         (c) The General Partner is the sole general partner of the Partnership. The General Partner's mailing address and the street address of the General Partner's business is 777 Main Street, Suite 2700, Fort Worth, Texas 76102.

         (d) The mailing address and street address of each of the Limited Partners are set forth below the signature of each Limited Partner on their respective signature pages to this Agreement.

         Section 1.5. Term. The Partnership shall be formed and commence upon the completion of filing for record an initial certificate of limited partnership of the Partnership with the Secretary of State of the State of Texas and shall continue until terminated in accordance with Article VIII.

         Section 1.6. Filings. Upon the request of the General Partner, the Limited Partners shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the General Partner to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited partnership under the laws of the State of Texas and for the qualification and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions where the Partnership shall propose to conduct business. Prior to conducting business in any jurisdiction, the General Partner shall use its reasonable good faith efforts to cause the Partnership to comply with all requirements for the qualification of the Partnership to conduct business as a limited partnership (or a partnership in which the Limited Partners have limited liability) in such jurisdiction.

         Section 1.7. Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold its property in its own name or in the name of a nominee which may be the General Partner or any of its affiliates or any trustee or agent designated by it.


                                   ARTICLE II

                           Definitions and References

         Section 2.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Act" shall have the meaning assigned to such term in Section 1.1.

         "Adjusted Capital Account" shall mean the capital account maintained for each Partner as provided in Section 7.1(b), (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Partner under Article III, if any, (ii) an amount equal to such Partner's allocable share of Minimum Gain as computed on the last day of the fiscal year in accordance with the applicable Treasury Regulations, and (iii) the amount of Partnership liabilities allocable to such Partner under Section 752 of the Internal Revenue Code with respect to which such Partner bears the economic risk of loss to the extent such liabilities do not constitute Partner Nonrecourse Debt, and (b) reduced by (i) the amount of all losses and deductions reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e) (2) and 706(d) of the Internal Revenue Code and Treasury Regulation Section 1.751- 1(b)(2)(ii)(d), and (ii) the amount of all distributions reasonably expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's capital account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made.

         "Annual Fee" shall mean that certain annual fee in the amount of $400,000 payable by MESA to the Partnership for so long as the Minimum Ownership Condition is satisfied, which fee is due quarterly in arrears beginning September 30, 1996 (adjusted pro-rata for any period which is less than a full quarter).

         "Capital Contributions" shall mean for any Partner at the particular time in question the aggregate of the dollar amounts of any cash contributed to the capital of the Partnership, or, if the context in which such term is used so indicates, the dollar amounts of cash agreed to be contributed by such Partner to the capital of the Partnership.

         "Closing Fee" shall mean a fee payable by MESA to the Partnership at the time of the First Closing and the Second Closing in the aggregate amount of $9,275,000.

         "Common Stock" shall mean shares of common stock, par value $.01 per share, of MESA owned or to be acquired by the Partnership in the event that the Partnership shall convert shares of the Preferred Stock.

         "Fair Market Value" as of any date shall be determined by using the following method:

                 (a) Securities for which market quotations are available shall be valued at their closing sale price on such date (or, if on such date securities markets were closed, then the last preceding business day on which they were open).

                 (b) Securities traded on the over-the-counter market for which no sales quotations are available generally shall be valued at the closing bid price if held long or closing ask price if held short on such date (or the last preceding business day if securities markets were closed on such date).

                 (c) Securities generally traded on an established securities market but for which no recorded sales information or quotations of bid and asked prices are available on such date (or, if applicable, the last preceding business day) shall be valued by the General Partner in good faith with reference to (i) the most recently reported sales or bid and asked prices, (ii) bid and asked price information as of such date not generally reported but secured from a reputable broker or investment banker, and (iii) such other information as the General Partner believes in good faith is relevant.

                 (d) Any other Securities not listed or traded on any exchange or on the over-the-counter market shall be considered as having no ascertainable market value and shall be valued at the higher of cost or fair value based on information available to the General Partner regarding the value or worthlessness of such Securities.

                 (e) For purposes of this definition, sales and bid and asked prices reported in newspapers of general circulation published in New York, New York, or in standard financial periodicals or in the records of securities exchanges or other markets, any one or more of which may be selected by the General Partner and noted in its records, shall be accepted as evidence of the price of a Security.

                 (f) A Security purchased, and awaiting payment against delivery, shall be included for valuation purposes as a security held, and the cash account shall be adjusted by the deduction of the purchase price, including brokers' commissions or other expenses of the purchase.

                 (g) A Security sold but not delivered pending receipt of proceeds shall be valued at the net sales price.

                 (h) For the purpose of valuation of a Security, except a Security sold but not delivered, it shall be unnecessary to deduct, from the value determined above, brokers' commissions or other expenses that would be incurred upon a sale thereof.

         "First Closing" shall mean the Partnership's first closing of its purchase of Preferred Stock pursuant to the Stock Purchase Agreement.

         "General Partner" shall mean Rainwater, Inc., a Texas corporation, and any person who becomes a substituted general partner of the Partnership pursuant to the terms hereof.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

         "Limited Partners" shall mean the persons set forth on the signature pages and Exhibit A to this Agreement as the Limited Partners, and any person who becomes an additional or a substituted limited partner of the Partnership pursuant to the terms hereof.

         "Majority Interest" of the Limited Partners, as to any agreement, election, vote or other action of the Limited Partners, shall mean one or more Limited Partners whose combined Sharing Ratios exceed the combined Sharing Ratios of all other Limited Partners.

         "MESA" shall mean MESA Inc., a Texas corporation.

         "Minimum Gain" shall mean (i) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties that are subject to Partnership Nonrecourse Liabilities in full satisfaction of Partnership Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (ii) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property that is subject to such Partner Nonrecourse Debt in full satisfaction of such Partner Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

         "Minimum Ownership Condition" shall have the meaning set forth in the Statement of Resolution pursuant to which MESA shall establish and designate the Preferred Stock.

         "Partner Nonrecourse Debt" shall mean any nonrecourse debt of the Partnership for which any Partner bears the economic risk of loss.

         "Partners" shall mean the General Partner and the Limited Partners.

         "Partnership" shall mean DNR-MESA Holdings, L.P., a Texas limited partnership.

         "Partner Nonrecourse Deductions" shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Partner

Nonrecourse Debt, reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Partners who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury regulations.

         "Partnership Nonrecourse Liabilities" shall mean nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner bears the economic risk of loss.

         "Permitted Transfer" shall mean an assignment or other transfer of the Partnership interest of a Limited Partner to (i) any person in the "immediate family" of such Partner, (ii) any trust the sole beneficiaries of which are members of the "immediate family" of such Partner, (iii) the settlor or beneficiary of any trust that is a Limited Partner, (iv) any other trust that has the same settlor as such Partner, (v) those persons that are the partners of a Limited Partner that is a partnership in connection with the withdrawal of a person from such partnership or the liquidation and dissolution of such partnership, or (vi) those persons that are the members of a Limited Partner that is a limited liability company in connection with the withdrawal of a person from such limited liability company or the liquidation and dissolution of such limited liability company. For the purposes of the immediately preceding sentence, the term "immediate family" shall mean the spouse, parents, children, grandchildren, brothers, sisters, nieces or nephews of such Limited Partner or such Limited Partner's spouse.

         "Preferred Stock" shall mean shares of Series B 8% Cumulative Convertible Preferred Stock, par value $.01 per share, of MESA owned or to be acquired by the Partnership, or in the event that the Minimum Ownership Condition is no longer satisfied, the shares of Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share, of MESA into which all shares shall be automatically converted.

         "Second Closing" shall mean the Partnership's second closing of its purchase of Preferred Stock pursuant to the Stock Purchase Agreement.

         "Securities" has the same meaning as set forth in Section 2(1) of the Securities Act of 1933, as amended.

         "Sharing Ratio" shall mean the percentage set forth opposite each Partner's name on Exhibit A to this Agreement.

         "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement to be entered into by and between MESA and the Partnership, and any amendments thereof, pursuant to which the Partnership shall acquire the Preferred Stock.

         "Success Fee" shall have the meaning assigned to such term in Section 5.5(b).

         "Super Majority Interest" of the Limited Partners, as to any agreement, election, vote or other action of the Limited Partners, shall mean one or more Limited Partners whose combined Sharing Ratios equal or exceed 80%.

         "Termination Fee" shall mean those certain amounts payable by MESA to the Partnership pursuant to Section 8.3 of the Stock Purchase Agreement in the event that the Stock Purchase Agreement is terminated for the specified reasons set forth therein, regardless of whether such amounts are payable at the time of the termination of the Stock Purchase Agreement or within one year of the termination of the Stock Purchase Agreement.

         Section 2.2. References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                                  ARTICLE III

                                 Capitalization

         Section 3.1.  Capital Contributions of Partners.

         (a) Each Partner shall have the obligation to make Capital Contributions to the Partnership not to exceed the aggregate amount set forth opposite such Partner's name on Exhibit A, which Capital Contributions shall be used exclusively for the payment of the Partnership's purchase price for the Preferred Stock purchased by the Partnership at the First Closing and the Second Closing, respectively, pursuant to the Stock Purchase Agreement. The requirement that the Partners make the Capital Contributions to the Partnership with respect to the First Closing and the Second Closing, respectively, shall be subject to no conditions other than the satisfaction or waiver of the conditions to the closing of the Partnership's obligations as set forth in
Article VII of the Stock Purchase Agreement. The Stock Purchase Agreement provides that the aggregate purchase price for the Preferred Stock to be purchased by the Partnership shall be an amount equal to $133,000,000 at the First Closing, and less than or equal to approximately $132,000,000 at the Second Closing. In the event that the Partnership expends less than $132,000,000 to purchase the Preferred Stock in connection with the Second Closing, each Partner shall be released from its obligation to pay Capital Contributions by an amount equal to such Partner's Sharing Ratio times the difference between (i) $132,000,000 and (ii) the amount actually expended by the Partnership to purchase the Preferred Stock in connection with the Second Closing; provided, however, that Natural Gas Partners II, L.P. ("NGP II") and Natural Gas Partners III, L.P. ("NGP III") shall not be released proportionately from their respective obligations to pay Capital Contributions to the Partnership in connection with the Second Closing except to the extent that the Partnership expends less than $28,097,414.

         (b) Notwithstanding any provision in this Agreement to the contrary, in the event that the Partnership's obligation to purchase Preferred Stock at the Second Closing shall exceed $28,097,414, and as a consequence, the obligations of NGP II and NGP III to pay their Capital Contributions to the Partnership in connection with the Second Closing would have exceeded $1,744,126 and $2,481,049, respectively, Richard E. Rainwater shall pay the amount of Capital Contributions in excess of such amounts (the "Excess Contributions"). Neither NGP II nor NGP III shall have any obligation to pay any Excess Contributions. In the event that Richard E. Rainwater shall pay the Excess Contributions, the General Partner shall make a downward adjustment to the Sharing Ratio of each of NGP II and NGP III, and the General Partner shall make a concomitant upward adjustment to the Sharing Ratio of Richard E. Rainwater. The General Partner shall amend Exhibit A subsequent to the Second Closing to reflect the adjustment in the Sharing Ratios of such Limited Partners if required pursuant to the immediately preceding sentence.

         (c) Within five days from the date of the Partners' receipt of notice from the General Partner that the Partners' Capital Contributions are due and payable to the Partnership in connection with the First Closing or the Second Closing, as applicable (or, in the sole discretion of the General Partner, such time period in excess of five days as the General Partner shall specify in such notice), each Partner shall pay its share of the amount of the Capital Contributions set forth in such notice to the Partners; provided, however, that the General Partner shall not require that the Partners pay such Capital Contributions more than five days prior to the scheduled date of the First Closing or the Second Closing, as applicable.

         (d)     All Capital Contributions required to be paid pursuant to this
Section 3.1 shall be used by the Partnership to purchase the Preferred Stock pursuant to the Stock Purchase Agreement. In consideration for each Partner's Capital Contributions, such Partner shall receive a Partnership interest equal to its Sharing Ratio. Notwithstanding anything to the contrary contained herein, the aggregate amount set forth opposite each Partner's name on Exhibit A shall be the maximum contribution to the Partnership that such Partner shall be required to make (unless such Partner otherwise elects as provided in Section 3.2).

         Section 3.2. Additional Capital Contributions. At any time after the expenditure or commitment of the Capital Contributions referred to in Section
3.1 at the Second Closing, the General Partner may request each Partner to make additional Capital Contributions to the Partnership in accordance with each Partner's Sharing Ratio for the purpose of (i) paying expenses of the Partnership in the event that Partnership income is not sufficient to pay such expenses or (ii) reimbursing the General Partner in the event that the General Partner made additional Capital Contributions to the Partnership in connection with the Second Closing in order that the Partnership would have sufficient funds to pay up to an additional $500,000 to acquire additional Preferred Stock in the event that the Partnership is required to expend more than $132,000,000 due to the possible rounding of the rights issuable to existing holders of MESA's Common Stock in connection with MESA's rights offering (it being recognized that the Stock Purchase Agreement provides that such rounding shall not cause the total purchase price payable for the Preferred Stock at the Second Closing to exceed $132,500,000). Other than the

General Partner's obligation to make additional Capital Contributions to the Partnership to cause the Partnership to fulfill its obligations at the Second Closing as described in the immediately preceding sentence, no Partner shall be obligated to make any such additional Capital Contributions unless and until such time as each Partner agrees to make such additional Capital Contributions.

         Section 3.3. Failure to Make Additional Capital Contributions. In the event that a Partner shall fail to make all or any portion of the additional Capital Contributions requested at any time pursuant to Section 3.2, the General Partner may elect to take any of the following actions:

         (a) The General Partner may borrow funds in the name of the Partnership for expenditure for such purposes; or

         (b) The Partners electing to make such additional Capital Contributions may pay their pro rata share of all of the additional Capital Contributions which a Partner shall decline to make, and the General Partner shall adjust the Sharing Ratios of the Partners so that subsequent to the payment of each Partner's Capital Contributions, the Sharing Ratio of each Partner shall equal the Capital Contributions made to the Partnership from inception to date divided by the total of all Capital Contributions from inception to date made by all of the Partners of the Partnership; or

         (c) The General Partner may cause the Partnership and/or the Partners to take such other actions upon which a Super Majority Interest of the Limited Partners shall agree.

         Section 3.4. Return of Contributions. No interest shall accrue on any contributions to the capital of the Partnership and no Partner shall have the right to withdraw or to be repaid any capital contributed by such Partner except as otherwise specifically provided in this Agreement.


                                   ARTICLE IV

                         Allocations and Distributions

         Section 4.1.  Allocations of Profits and Losses.

         (a) Except as otherwise provided in Section 4.1(b) through (f), each Partner shall share Partnership profits and losses and all related items of income, gain, loss, deduction and credit allocated, charged or credited to the Partners in accordance with the Sharing Ratio of such Partner.

         (b) All Partnership items of income and gain arising from the Termination Fee shall be allocated 7.94% to the General Partner and 92.06% to the Limited Partners in accordance with the respective Sharing Ratios of the Limited Partners.

         (c) All Partnership items of income and gain arising from the Closing Fee shall be allocated 7.94% to the General Partner and 92.06% to the Limited Partners; provided that (i) the Closing Fee payable to the Partnership at the First Closing shall be allocated among the Limited Partners in the proportion that the respective maximum amounts that each Limited Partner is required to pay to the Partnership with respect to the First Closing bears to the aggregate of the maximum amounts of all Capital Contributions required to be paid by all of the Limited Partners at the First Closing, and (ii) the Closing Fee payable to the Partnership at the Second Closing shall be allocated among the Limited Partners in the proportion that the respective maximum amounts that each Limited Partner has committed to pay to the Partnership with respect to the Second Closing bears to the aggregate of the maximum amounts of all Capital Contributions that all of the Limited Partners have committed to pay at the Second Closing (assuming for purposes of this calculation only that the Partnership is required to pay $132,000,000 to purchase Preferred Stock at the Second Closing).

         (d) All Partnership items of income and gain arising from the Annual Fee shall be allocated 100% to the General Partner.

         (e)     Notwithstanding any of the foregoing provisions of this
Section 4.1 to the contrary:

                 (i) If during any fiscal year of the Partnership there is a net increase in Minimum Gain attributable to a Partner Nonrecourse Debt that gives rise to Partner Nonrecourse Deductions, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Partner Nonrecourse Debt and then, if necessary, a pro rata portion of the Partnership's other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Partner Nonrecourse Debt in the subsequent year) equal to such Partner's share of Partner Nonrecourse Deductions, as determined in accordance with applicable Treasury regulations.

                 (ii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to Partnership Nonrecourse Liabilities, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to one or more Partnership Nonrecourse Liabilities and then, if necessary, for subsequent years) equal to such Partner's share of such net decrease (except to the extent such Partner's share of such net decrease is caused by a change in debt structure with such Partner commencing to bear the economic risk of loss as to all or part of any Partnership Nonrecourse Liability or by such Partner contributing capital to the Partnership that the Partnership uses to repay a Partnership Nonrecourse Liability), as determined in accordance with applicable Treasury regulations.

                 (iii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to Partner Nonrecourse Debt, and then if necessary, a pro rata portion of the Partnership's other items of income and gain, and if necessary, for subsequent years) equal to such Partner's share of such net decrease (except to the extent such Partner's share of such net decrease is caused by a change in debt structure or by the Partnership's use of capital contributed by such Partner to repay the Partner's Nonrecourse Debt) as determined in accordance with applicable Treasury regulations.

         (f) If for any fiscal year of the Partnership the allocation of any loss or deduction (net of any income or gain) to any Partner would cause or increase a negative balance in such Partner's Adjusted Capital Account as of the end of such fiscal year (a "Deficit Partner") after taking into account the provisions of subsection (e) of this Section 4.1, only the amount of such loss or deduction that reduces the balance to zero shall be allocated to such Deficit Partner and the remaining loss or deduction shall be allocated to the Partners whose Adjusted Capital Accounts have a positive balance remaining at such time (the "Positive Partners") in proportion to such positive balances. After any such allocation, any Partnership income or gain that would otherwise be allocated to the Deficit Partner shall be allocated instead to the Positive Partners up to an amount equal to the Partnership loss or deduction allocated to the Positive Partners under the preceding sentence; provided, however, that no allocation of income or gain shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of a Deficit Partner to be less than zero. If, after taking into account the allocation in the first sentence of this Section 4.1(f), the Adjusted Capital Account balance of a Deficit Partner remains less than zero at the end of a fiscal year, a pro rata portion of each item of Partnership income or gain otherwise allocable to the Positive Partners for such fiscal year (or if there is no such income or gain allocable to the Positive Partners for such fiscal year, all such income or gain so allocable in the succeeding fiscal year or years) shall be allocated to the Deficit Partner in an amount necessary to cause its Adjusted Capital Account balance to equal zero; provided that no allocation under this sentence shall have the effect of causing any Positive Partner's Adjusted Capital Account to be less than zero. After any such allocation, any Partnership gain resulting from the sale or other disposition of Partnership property that would otherwise be allocated to a Deficit Partner for any fiscal year under this
Section 4.1 shall be allocated instead to the Positive Partners until the amount of gain so allocated equals the amount of gain previously allocated to such Deficit Partner under the preceding sentence of this Section 4.1(f); provided, however, that no allocation of gain shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of a Deficit Partner to be less than zero.

         Section 4.2. Distributions. The General Partner shall distribute to the Partners all cash funds of the Partnership (other than Capital Contributions) which the General Partner reasonably determines in its sole discretion are not needed for the payment of existing or foreseeable Partnership obligations and expenditures; provided that the General Partner shall endeavor to make distributions of cash (in the event that the Partnership has available cash) to the Partners prior to April 15 of each year in such amounts as are sufficient to satisfy each Partner's projected deemed income tax liability with respect to such Partner's ownership interest in the Partnership (calculated based upon the highest marginal federal income tax rate and the highest state and/or local income tax rates applicable to any Partner, in each case utilizing the respective rates for individuals relative to ordinary income or capital gains, depending on the characterization of the Partnership's income, as such rates are in effect at such time). In addition, the General Partner may make distributions of Securities owned by the Partnership to the Partners at such times and in such amounts as the General Partner, in its sole discretion, determines to be appropriate. All distributions made pursuant to this Section
4.2 (whether in cash or in-kind), shall be made in accordance with the allocations set forth in Section 4.1(a), Section 4.1(b) or Section 4.1(c), depending upon the source of such distributions; provided, however, that all tax distributions shall be made in accordance with the allocations set forth in
Section 4.1(a). Notwithstanding the preceding provisions of this Section 4.2, any in-kind distribution of all or substantially all of the Securities then owned by the Partnership may only be conducted in accordance with Article VIII of this Agreement.


                                   ARTICLE V

                                   Management

         Section 5.1.  Power and Authority of General Partner.

         (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and the Limited Partners shall have no right of control over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under the Act or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership in the name of the Partnership, including, without limitation, (i) entering into the Stock Purchase Agreement and/or any amendments thereof with MESA; (ii) entering into any agreement in the name and on behalf of the Partnership pursuant to which the Partnership will acquire the Preferred Stock and/or other Securities of MESA; (iii) the making of any expenditures and the incurring of any obligations it deems necessary or advisable for the conduct of the business activities of the Partnership; (iv) the disposition, mortgage, pledge, encumbrance, hypothecation, or exchange of any or all of the Securities of the Partnership, provided, however, that the General Partner shall not cause the Partnership to incur any indebtedness of amounts in excess of 15% of the Fair Market Value of the Partnership's Securities (calculated at the time the Partnership incurs such indebtedness) unless the General Partner shall have received the prior consent of a Super Majority Interest of the Limited Partners; (v) the exercise of all rights, powers, privileges and other incidents of ownership or possession with respect to Securities held or owned by the Partnership, including but not limited to the exercise of all voting rights with respect to such Securities; (vi) the conversion of the Preferred Stock (including the decision whether to convert and the timing of any such conversion) into Common Stock; (vii) the negotiation and execution on terms deemed desirable to the Partnership in its sole discretion and the performance of any contracts or other instruments that it considers useful or necessary to the conduct of Partnership business activities or the implementation of its powers under this Agreement; (viii) the distribution of Partnership cash or Securities (consistent with Section 4.2 or Article VIII, as applicable); (ix) the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (x) the appointing of attorneys-in-fact and officers who will act on behalf of the Partnership;
(xi) the admission of substituted or additional Limited Partners upon such terms and subject to such conditions as the General Partner shall determine in its sole discretion; (xii) the provision of continuing analysis and consulting assistance to MESA during such time as the Minimum Ownership Condition is satisfied; and (xiii) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of any litigation and the incurring of legal expenses and the settlement of claims and litigation.

         (b) Each Limited Partner hereby consents and agrees that the General Partner is authorized to execute, deliver and perform the agreements, acts, transactions and matters described in this Agreement on behalf of the Partnership without any further act, approval or vote of the Partners or the Partnership (unless any other provision of this Agreement provides otherwise), including without limitation, the execution of the Stock Purchase Agreement, the closing of the transactions contemplated by the Stock Purchase Agreement, the acquisition of Securities, the conversion of any such Securities, the sale or other disposition of Partnership property and despite the fact that the specific terms and conditions of any such conversion, sale or disposition are not presently known by such Partner. The participation by the General Partner in any agreement or action authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners under this Agreement or under applicable law.

         (c) In accomplishing all of the foregoing and in fulfilling its obligations pursuant to this Agreement, the General Partner may, in its sole discretion, retain or use any affiliates' personnel, properties and equipment or the General Partner may hire or rent those of third parties and may employ on a temporary or continuing basis outside accountants, attorneys, consultants and others on such terms as the General Partner deems advisable. No person, firm or corporation dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision.

         Section 5.2. Duties and Services of the General Partner. The General Partner shall comply in all respects with the terms of this Agreement. In the conduct of the business and operations of the Partnership, the General Partner shall (a) use its reasonable good faith efforts to cause the Partnership (i) to comply with the terms and provisions of all agreements to which the Partnership is a party or to which its properties are subject, (ii) to comply with all applicable laws, ordinances or governmental rules and regulations to which the Partnership is subject and

(iii) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership of Partnership properties and the conduct of the Partnership's business and operations and (b) attend to other day-to-day affairs of the Partnership in a manner which is in the best interests of the Partnership. During the existence of the Partnership, the General Partner shall devote such time and effort to the Partnership's business as may be necessary to promote adequately the interests of the Partnership and the mutual interests of the Partners; however, it is specifically understood and agreed that the General Partner shall not be required to devote full time to the Partnership's business, and it is understood that the General Partner currently engages in other business ventures and possesses interests in other business ventures, and it is agreed that the General Partner may continue to engage in other business ventures and possess interests in other business ventures, of any and every type and description, independently or with others, including, without limitation, the ownership, of Securities, and neither the Partnership, nor any other Partner shall by virtue of this Agreement have any right, title or interest in or to such present or future independent ventures. The General Partner shall be obligated to perform the duties, responsibilities and obligations of the General Partner hereunder only to the extent that funds of the Partnership are available therefor.

         Section 5.3.  Liability of Partners and Indemnification.

         (a) The General Partner, the Limited Partners and their affiliates, and their partners, officers, directors, employees and agents, shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partners for any acts or omissions that do not constitute gross negligence, willful misconduct or breach of fiduciary duty and the Partnership shall indemnify to the maximum extent permitted under the Act and save harmless the General Partner and the Partners and their partners, officers, directors, employees and agents (individually, "Indemnitee") from all liabilities for which indemnification is permitted under the Act. Any act or omission performed or omitted by an Indemnitee on advice of independent legal counsel or a qualified and experienced independent consultant who has been employed or retained by the Partnership shall be presumed to have been performed or omitted in good faith without gross negligence, willful misconduct or breach of fiduciary duty. THE PARTIES RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH INDEMNITEE FROM ANY AND ALL LIABILITIES, AND PERMIT INDEMNIFICATION OF ANY SUCH INDEMNITEE WITH RESPECT TO ANY SUCH LIABILITIES, ARISING OR TO ARISE OUT OF ANY NEGLIGENCE BY ANY SUCH INDEMNITEE, AND SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY GIVE RISE TO NEGLIGENCE.

         (b) The Partnership shall, to the maximum extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee's appearance as a witness or other participation in a proceeding involving or affecting the Partnership at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

         (c) The General Partner shall have the right to require that any contract entered into by the Partnership provide that the General Partner shall have no personal liability for the obligations of the Partnership thereunder.

         (d) The indemnification provided by this Section 5.3 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as a Partner or an officer, director, employee or agent of a Partner or as a person serving at the request of the Partnership as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees.

         (e) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of this indemnification provision.

         (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

         Section 5.4. Contracts with Affiliates. The Partnership may enter into contracts and agreements with the General Partner and any of its affiliates for the rendering of services and the sale and lease of supplies and equipment on such arms-length terms that are no less favorable to the Partnership than those available from unrelated third parties.

         Section 5.5.  Reimbursement of General Partner; Success Fee.

         (a) The Partnership shall pay or reimburse to the General Partner, as a Partnership expense, all reasonable direct and indirect costs and expenses incurred by the General Partner in organizing the Partnership and in managing and conducting the business and affairs of the Partnership, including without limitation, (i) all costs and expenses incurred in any business of the Partnership, (ii) secretarial, telephone, office rent and other office expenses, (iii) salaries and other compensation expenses of employees, officers and directors, (iv) other administrative expenses, (v) travel expenses, (vi) legal and accounting costs and expenses and (vii) expenses incurred in providing or obtaining such other professional, technical, administrative services and advice as the General Partner may deem necessary or desirable.
The General Partner may utilize the services of any of its affiliates in the course of conducting the business and affairs of the Partnership, and the Partnership may pay, and any such entity shall be entitled to receive, a reasonable fee for any services conducted at the request of the General Partner for the Partnership. The General Partner shall determine which expenses are allocable to the Partnership in a manner which is fair and reasonable to the General Partner and the Partnership, and if such allocation is made by the General Partner in good faith it shall be conclusive in the absence of manifest error. Notwithstanding the reimbursement of costs and expenses described in the immediately preceding sentences of this Section 5.5(a), in the event that the Partnership shall separately receive reimbursement for any such costs and expenses incurred by the General Partner from MESA pursuant to the Stock Purchase Agreement, the General Partner shall not receive a duplicate reimbursement of such amounts payable by MESA from the Partnership. In addition, the General Partner shall not be entitled to receive reimbursement from the Partnership during any calendar year until such time as the amounts of such costs and expenses exceeds the Annual Fee to be paid to the Partnership for such year, and the General Partner shall be entitled to receive reimbursement for its costs and expenses only to the extent of such excess.

         (b) The General Partner may cause the Partnership to pay any person (including, without limitation, any Partner or affiliate of the General Partner) a fee (herein called the "Success Fee") for services rendered to the Partnership if the payment of the Success Fee is approved in writing by a Super Majority Interest of the Limited Partners. The Success Fee shall be payable at the time distributions are made to the Partners in accordance with Section 4.2 or Section 8.3 of this Agreement and shall not exceed an amount equal to the difference between (a) minus (b) below, where (a) is two percent (2%) of (i) the Fair Market Value of Securities and any cash or cash equivalents of the Partnership at such time, plus (ii) the cumulative amount of the aggregate distributions made to the Partners pursuant to Section 4.2 (other than distributions made to the General Partner of the Annual Fee specially allocated to the General Partner pursuant to Section 4.1(c)) or Section 8.3 from inception to such date, minus (iii) the aggregate Capital Contributions of the Partners, and (b) is the amount of the Success Fee, if any, previously paid by the Partnership.

         Section 5.6. Insurance. The General Partner shall acquire and maintain for the Partnership at its expense insurance covering such risks and in such amounts as the General Partner shall from time to time determine to be necessary or appropriate.

         Section 5.7. Tax Elections. The General Partner shall make such tax elections on behalf of the Partnership as it shall deem appropriate in its sole discretion.

         Section 5.8. Tax Returns. The General Partner shall prepare or cause to be prepared and timely file all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Partnership.

         Section 5.9. Tax Matters Partner. The General Partner shall be designated the tax matters partner under Section 6231 of the Internal Revenue Code. The General Partner is authorized to take such actions and to execute and file all statements and forms on behalf of the Partnership which may be permitted or required by the applicable provisions of the Internal Revenue Code or Treasury regulations issued thereunder. The General Partner shall have full and exclusive power and authority on behalf of the Partnership to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Such power and authority shall include, without limitation, the power and authority to extend the statute of limitations, file a request for administrative adjustment, file suit concerning any Partnership tax matter, and to enter into a settlement agreement relating to any Partnership tax matter.

         Section 5.10. Withdrawal by the General Partner. The General Partner may voluntarily withdraw from the Partnership upon seventy five (75) days written notice to the Partners. Such notice requirement may be shortened or waived by a Super Majority Interest of the Limited Partners, in their sole discretion. Upon the withdrawal of the General Partner, the General Partner shall not be deemed to be liable with respect to any debts or liabilities that the Partnership incurs subsequent to the date of withdrawal, provided that such withdrawal shall not diminish or in any way affect any liabilities that the Partnership incurred prior to such date.

         Section 5.11. Certain Decisions. (a) Unless otherwise expressly provided in this Agreement (i) whenever a conflict of interest exists or arises between the General Partner, on the one hand, and the Partnership or the Limited Partners, on the other hand, or (ii) whenever this Agreement provides that the General Partner shall act in a manner which is fair and reasonable to the Partnership or the Limited Partners, the General Partner shall resolve such conflict of interest or take such action considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles, and in the absence of bad faith by the General Partner, the resolution, action so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or a breach of any standard of care or duty imposed herein or under the Act or any other applicable law, rule or regulation. Unless otherwise expressly provided in this Agreement, any provision contained herein shall control to the fullest extent possible if it is in conflict with such standard of care or duty, the Act or any other applicable law, rule or regulation; and each Partner hereby waives such standard of care or duty under the Act and such applicable law, rule or regulation and agrees that the same shall be modified and/or waived to the extent necessary to permit the General Partner to act as described above and to give effect to the foregoing provisions of this Section 5.11.

         (b) Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its "sole discretion" or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires or (ii) in "good faith" or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or under the Act or any other applicable law, rule or regulation.

         (c) No transaction between the General Partner, on the one hand, and the Partnership or the Limited Partners, on the other hand, or any actions taken by the General Partner with respect to the Partnership, will be void or voidable solely for this reason and/or under the Act or any other applicable law, rule or regulation, and no person having an interest in any such transaction shall have any liability to the Partnership or any Partner solely by virtue of such relationship or conflict, if the material facts as to the relationship and transaction are disclosed or are known to the Limited Partners and the transaction is approved by a Super Majority

Interest of the Limited Partners; provided, however, that this Section 5.11(c) shall not create any duty or obligation upon the General Partner to seek or obtain any such approval in the event of compliance with the provisions contained in Section 5.4 hereof.


                                   ARTICLE VI

                           Rights of Limited Partners

         Section 6.1. Rights of Limited Partners. The Limited Partners shall have the right to: (a) have the Partnership books and records (including, without limitation, those required under the Act) kept at the principal United States office of the Partnership and at all reasonable times to inspect and copy any of them at the sole expense of such Partner; (b) have on demand true and full information of all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable; (c) have dissolution and winding up by decree of court as provided for in the Act; and (d) exercise all rights of a limited partner under the Act (except to the extent otherwise specifically provided herein). Notwithstanding the foregoing, the Limited Partners shall not have the right to receive data pertaining to the properties of the Partnership if the General Partner is subject to a valid agreement prohibiting the distribution of such data or if the General Partner shall otherwise determine that such data is confidential.

         Section 6.2. Limitations on Limited Partners. The Limited Partners shall not: (a) be permitted to take part in the business or control of the business or affairs of the Partnership; (b) have any voice in the management or operation of any Partnership property; or (c) have the authority or power to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership. No Partner shall hold out or represent to any third party that the Limited Partners have any such power or right or that the Limited Partners are anything other than "limited partners" in the Partnership.

         Section 6.3. Liability of Limited Partners. The Limited Partners shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership except for any unpaid Capital Contributions agreed to be made by a Partner, except to the extent of the Limited Partners' share of the assets (including undistributed revenues) of the Partnership and except as otherwise provided in the Act.

         Section 6.4. Withdrawal and Return of Capital Contributions. No Limited Partner shall be entitled to (a) withdraw from the Partnership except upon the assignment by such Limited Partner of all of his or her interest in the Partnership in accordance with Section 9.1, or (b) the return of his or her Capital Contributions except to the extent that distributions, if any, made pursuant to the express terms of this Agreement may be considered as such by law or upon dissolution and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law.

                                  ARTICLE VII

                          Books, Reports and Meetings

         Section 7.1.  Capital Accounts, Books and Records.

         (a) The General Partner shall keep books of account for the Partnership in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Partnership.

         (b) An individual capital account shall be maintained by the Partnership for each Partner as provided below:

                 (i) Each Partner's Capital Contributions when made shall be credited to such Partner's capital account. The capital account of each Partner shall, except as otherwise provided herein, be (A) credited with the amount of cash contributed to the Partnership by such Partner; (B) credited with the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Internal Revenue Code); (C) credited with the amount of any item of taxable income or gain and the amount of any item of income or gain exempt from tax allocated to such Partner for federal income tax purposes; (D) debited by the amount of any item of deduction or loss allocated to such Partner; (E) debited by such Partner's allocable share of expenditures of the Partnership not deductible in computing the Partnership's taxable income and not properly chargeable as capital expenditures, including any nondeductible book amortizations of capitalized costs; and (F) debited by the amount of cash or the Fair Market Value of any property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Internal Revenue Code). Immediately prior to any distribution of property by the Partnership that is not pursuant to a liquidation of the Partnership, the Partners' capital accounts shall be adjusted by assuming that the distributed assets were sold by the Partnership for cash at their respective Fair Market Values (as determined by the General Partner) as of the date of distribution by the Partnership, and crediting or debiting each Partner's capital account with its respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner as gains or losses on actual sales of such properties would be credited or debited to such Partner's capital account.

                 (ii) Any adjustments of basis of Partnership property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) shall not affect the capital accounts of the Partners except to the extent required by Treasury Regulation Section 1.704-1(b)(2)(iv)(m), and the

         Partners' capital accounts shall be debited or credited pursuant to the terms of this Section 7.1 as if no such election had been made.

                 (iii) Capital accounts shall be adjusted, in a manner consistent with this Section 7.1, to reflect any adjustments in items of Partnership income, gain, loss or deduction that result from amended returns filed by the Partnership or pursuant to an agreement by the Partnership with the Internal Revenue Service or a final court decision.

                 (iv) In the case of property contributed to the Partnership by a Partner, the Partners' capital accounts shall be debited and credited for items of depreciation, cost recovery, amortization and gain or loss with respect to such property computed in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its fair market value on the date of its contribution to the Partnership, in lieu of the capital account adjustments provided above for such items, all in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

                 (v) It is the intention of the Partners that the capital accounts of each Partner be kept in the manner required under Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the capital accounts is required by such regulation, the General Partner is hereby authorized to make such adjustment after notice to the Limited Partners.

         Section 7.2. Bank Accounts. The General Partner shall cause one or more accounts to be maintained in a bank (or banks) or one or more financial institutions, which accounts shall be used in connection with the business of the Partnership, and in which shall be deposited any and all receipts of the Partnership. The General Partner shall determine the number of and the persons who will be authorized as signatories on each such bank account. The General Partner may invest the Partnership funds in money market accounts or other similar accounts with such banks or financial institutions as the General Partner shall determine to be necessary or appropriate.

         Section 7.3.  Reports.  The Partnership shall deliver to the Partners
(i) annually, within 120 days after the end of each fiscal year of the Partnership, unaudited financial statements as of the end of and for such fiscal year (which shall set forth the profits and losses of the Partnership and the balance of such Partner's capital account), and (ii) such other reports and financial statements as are provided to the Partnership by MESA as the General Partner shall determine from time to time.

         Section 7.4. General Information. The General Partner shall keep the Partners informed generally of its transactions on behalf of the Partnership and shall furnish to the Partners from time to time information regarding the activities and business of the Partnership. The General Partner at its election may separately inform and consult with the Limited Partners for the above purposes without the necessity of calling and/or holding a meeting of the Limited Partners. Notwithstanding the foregoing provisions of this Section 7.4, the Limited Partners shall not be permitted to take part in the business or control of the business of the Partnership; it being the intention of the parties that the General Partner shall have full and exclusive power and authority on behalf of the Partnership to acquire, manage, control and administer the assets, business and affairs of the Partnership in accordance with Section 5.1 of this Agreement and the other applicable provisions of this Agreement.


                                  ARTICLE VIII

                    Dissolution, Liquidation and Termination

         Section 8.1. Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

         (a)     December 31, 2008.

         (b) The sale, disposition or termination of all or substantially all of the property then owned by the Partnership.

         (c) An event of withdrawal from the Partnership by the General Partner as provided for in the Act.

         (d) The determination of the General Partner in its sole discretion at any time subsequent to January 1, 1997.

         (e) At any time from the date of this Agreement to and including June 30, 2001, the consent of the General Partner and a Super Majority Interest of the Limited Partners, and at any time from and after July 1, 2001, the consent of the General Partner and a Majority Interest of the Limited Partners.

         (f) In the event that the Minimum Ownership Condition is no longer satisfied.

         (g) In the event both of the following shall occur: (i) the death of Richard E. Rainwater or the inability of Richard E. Rainwater to perform his duties to the General Partner on a full time basis for 180 consecutive days as a result of his physical or mental incapacity and (ii) Darla D. Moore and Kenneth A. Hersh no longer constitute a majority of the Board of Directors of the General Partner.

         (h) Any event which, under the Act, causes the dissolution of a limited partnership.

         Section 8.2. Reconstitution. Upon the dissolution of the Partnership as a result of an event described in Section 8.1(c) or, to the extent permitted under the Act, Section 8.1(h), a Super Majority Interest of the Limited Partners acting at a duly held meeting or by means of a written consent, within ninety (90) days following the receipt of notice of the occurrence of such event from the General Partner, shall be entitled to reconstitute the Partnership and continue its business and to elect and substitute a new successor General Partner. Upon the election and substitution of a new successor General Partner, the Partnership interest of the prior General Partner shall be converted hereunder to an interest of a Limited Partner and as such shall have all the rights and obligations associated therewith. Upon any such election by the required Limited Partners, all Partners shall be bound thereby and shall be deemed to have approved the elections to reconstitute the Partnership and continue its business and to substitute a new successor General Partner, and the successor General Partner shall be permitted to use the power of attorney provided for in Section 10.2 to evidence the deemed approval of such elections by each Limited Partner notwithstanding any previous abstention or negative vote with respect to such elections by such Limited Partner.

         Section 8.3. Liquidation and Termination. Upon dissolution of the Partnership, unless reconstituted under Section 8.2, the General Partner or, if the withdrawal of the General Partner caused the dissolution of the Partnership, a person selected by a Super Majority Interest of the Limited Partners, shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein. The liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner (including without limitation the power to sell all or substantially all of the assets of the Partnership as provided in Section 5.1). The steps to be accomplished by the liquidator are as follows:

         (a) As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Partner, shall cause a proper accounting to be made by the Partnership's independent accountants of the Partnership's assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

         (b) The liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including without limitation the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine or the payment of the Success Fee in the event the Success Fee is approved pursuant to Section 5.5(b)). After making payment or provision for all debts and liabilities of the Partnership, the Partners' capital accounts shall then be adjusted by (i) assuming the sale of all remaining assets of the Partnership for cash at their respective Fair Market Values as of the date of termination of the Partnership, and (ii) debiting or crediting each Partner's capital account with its respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner as each such capital account would be debited or credited with gains or losses on actual sales of such assets. The liquidator shall then by payment of cash or property (valued as of the date of termination of the Partnership at its Fair Market Value) distribute to the Partners such amounts as are required to pay the positive balances of their respective capital accounts. Such a distribution shall be in cash or in kind as determined by the liquidator, provided that in the event of a distribution in kind of the Securities of the Partnership, the liquidator shall assign to the Partners the respective rights and benefits that may exist under any contracts of the Partnership that may be of value to any of the Partners. Any distribution to the Partners in liquidation of the Partnership shall be made by the later of either the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term "liquidation" shall have the same meaning as set forth in Treasury Regulation Section 1.704-1(b)(2)(ii) as in effect at such time. Each Partner shall have the right to designate another person to receive any property which otherwise would be distributed in kind to that Partner pursuant to this Section 8.3.

         (c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

         (d) Notwithstanding any provision in this Agreement to the contrary, no Partner shall be obligated to restore a deficit balance in its capital account at any time.

         The distribution of all Partnership cash and/or property to the Partners in accordance with the provisions of this Section 8.3 shall constitute a complete return to the Partners of their Capital Contributions and a complete distribution to the Partners of their interest in the Partnership and all Partnership property.


                                   ARTICLE IX

                            Assignments of Interests

         Section 9.1.  Assignment by Partners.

         (a) No Partner's interest in the Partnership shall be assigned, mortgaged, pledged, subjected to a security interest or otherwise encumbered, as a whole or in part, unless (i) such Partner makes an assignment pursuant to a Permitted Transfer, (ii) if such assigning Partner is the General Partner or Richard E. Rainwater, such Partner obtains the prior written consent of a Super Majority Interest of the Limited Partners, or (iii) if such assigning Partner is a Limited Partner other than Richard E. Rainwater, such Partner obtains the prior written consent of the General Partner, and any attempt by a Partner to assign its interest other than pursuant to a Permitted Transfer or obtaining the requisite consent required pursuant to subsection (ii) or (iii), as applicable, shall be void ab initio.

         (b) Except in any instance in which Richard E. Rainwater shall make a Permitted Transfer or in any instance in which Richard E. Rainwater assigns a Partnership interest consisting of a Sharing Ratio of less than two percent in one transaction or in a series of transactions, Richard E. Rainwater hereby covenants and agrees with the other Partners that after December 31, 1996, he will not make an assignment of his interest in the Partnership unless he and the General Partner shall allow each other Limited Partner the right to assign up to the same proportion of such Limited Partner's interest upon the same terms and conditions. In the event that Richard E. Rainwater desires to make any such assignment other than pursuant to a Permitted Transfer, he shall provide each Limited Partner with notice of the terms of such assignment, including the identity of the assignee, the Partnership interest that he desires to assign, and the consideration for such assignment. Within ten days after each Limited Partner's receipt of such notice, each Limited Partner shall notify Richard E. Rainwater in writing of its election to assign such portion of its Partnership interest. If any Limited Partner makes such election, such Limited Partner shall assign its pro rata portion of its interest in the Partnership on the same terms and conditions described in the original notice provided by Richard
E. Rainwater. If Richard E. Rainwater does not receive any Limited Partner's notice of such election within the above-described time period, or, if any Limited Partner notifies Richard E. Rainwater in writing that such Limited Partner will not make such election to participate in such assignment, Richard
E. Rainwater shall have the right to make such assignment on the terms specified in his original notice to the Limited Partners without any obligation to offer to such Limited Partner the right to participate in such assignment on a pro rata basis.

         (c) Unless an assignee becomes a substituted Partner in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Partner hereunder, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.

         (d) An assignee of the interest of a Partner, or any portion thereof, shall become a substituted Partner entitled to all of the rights of a Partner if, and only if (i) the assignor gives the assignee such right, (ii) if such assigning Partner is the General Partner or Richard E. Rainwater, a Super Majority Interest of the Limited Partners consent to such substitution, the granting or denying of which shall be in each such Partner's sole discretion, or if such assigning Partner is a Limited Partner other than Richard E. Rainwater, the General Partner consents to such substitution, the granting or denying of which shall be in the General Partner's sole discretion, and (iii) the assignee executes and delivers such instruments, in form and substance satisfactory to the General Partner (if the assignee is the assignee of a Limited Partner other than Richard E. Rainwater) or a Super Majority Interest of the Limited Partners (if the assignee is the assignee of the General Partner or Richard E. Rainwater), as the General Partner or a Super Majority Interest of the Limited Partners, as applicable, may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement. Without limitation of the foregoing, each person that acquires all or any portion of the Partnership interest of Richard E. Rainwater pursuant to a Permitted Transfer shall also be required to confirm such person's covenant to provide each other Limited Partner the right to participate in any future transfer of such Partnership interest pursuant to Section 9.1(b) hereof. Upon the satisfaction of such requirements, the General Partner shall concurrently (or as of such later date as shall be provided for in any applicable written instruments furnished to the General Partner) admit any such assignee as a substituted Partner of the Partnership and reflect such admission and the date thereof in the records of the Partnership. Without limitation of the foregoing, the General Partner is hereby authorized, without the joinder of any other Partner, to do all things and execute all documents for and on behalf of the Partnership to effect the admission of any substituted or additional Limited Partner, including the amendment of Exhibit A in order to reflect such admission.

         (e) The Partnership and the General Partner shall be entitled to treat the record owner of any Partnership interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such interest that complies with the terms of this Agreement has been received by the General Partner.

                                   ARTICLE X

               Representations and Warranties; Power of Attorney

         Section 10.1. Representations and Warranties. Each Partner acknowledges and agrees that its interest in the Partnership (the "Partnership Interest") is being purchased for such Partner's own account as part of a private offering, exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and all applicable state securities or blue sky laws, for investment only and not with a view to the distribution nor other sale thereof and that an exemption from registration under the Securities Act or any applicable state securities laws under the Securities Act or any applicable state securities laws may not be available if the Partnership Interest is acquired by such Partner with a view to resale or distribution thereof under any conditions or circumstances as would constitute a distribution of such Partnership Interest within the meaning and purview of the Securities Act or the applicable state securities laws. In addition, each Partner represents and warrants to the General Partner, the Partnership and all other interested parties that:

         (a) Such Partner has been furnished with all information that it has requested for the purpose of evaluating the proposed acquisition of its Partnership Interest, including all information relative to MESA and the Preferred Stock, and such Partner has had an opportunity to ask questions of and receive answers regarding the Partnership, MESA and MESA's business, assets, results of operations, financial condition and prospects and the terms and conditions of the Preferred Stock.

         (b) Such Partner is acquiring its Partnership Interest solely by and for its own account, for investment purposes only and not for the purpose of resale or distribution; such Partner does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or pledge to such person or anyone else any interest in the Partnership; and such Partner does not have any present plans or intentions to enter into any such contract, undertaking or arrangement.

         (c) Such Partner acknowledges and understands that (i) no registration statement relating to its Partnership Interest, the Preferred Stock or the Common Stock into which the Preferred Stock will be convertible has been or is to be filed with the Securities and Exchange

Commission under the Securities Act, or pursuant to the securities laws of any state; (ii) the Partnership Interest, the Preferred Stock and the Common Stock into which the Preferred Stock will be convertible cannot be sold or transferred without compliance with the registration provisions of the Securities Act, or compliance with exemptions, if any, available thereunder;
(iii) any certificates representing the Partnership Interests and all certificates representing the Preferred Stock will include a legend thereon that refers to the foregoing; and (iv) neither the Partnership nor MESA has any obligation or intention to register the Partnership Interests, the Preferred Stock or the Common Stock into which the Preferred Stock will be convertible under any federal or state securities act or law.

         (d) Such Partner (i) is an "accredited investor" as defined in Rule 501 of the rules promulgated pursuant to the Securities Act; (ii) has such knowledge and experience in financial and business matters in general that it has the capacity to evaluate the merits and risks of an investment in the Partnership and the Partnership's purchase of the Preferred Stock and to protect its own interest in connection with its investment in the Partnership and the Partnership's investment in the Preferred Stock; (iii) has such a financial condition that it has no need for liquidity with respect to its investment in the Partnership or the Partnership's investment in the Preferred Stock to satisfy any existing or contemplated undertaking, obligation or indebtedness; and (iv) is able to bear the economic risk of its investment in the Partnership for an indefinite period of time.

         (e) Such Partner has relied upon its own independent investigations of the business of the Partnership and MESA or upon its own independent advisers in evaluating its investment in the Partnership and the Partnership's purchase of the Preferred Stock.

         (f) The acquisition of the Preferred Stock by the Partnership at the closings pursuant to the Stock Purchase Agreement shall constitute such Partner's confirmation of the foregoing representations.

         (g) Other than pursuant to its Partnership Interest, neither such Partner nor any of its Affiliates owns, directly or indirectly, any shares of capital stock or other securities of MESA or any of its subsidiaries.

         Section 10.2. Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner as its true and lawful agent and attorney-in-fact, with full power of substitution, in its name, place and stead, to make, execute and acknowledge, swear to, record, publish and file:

         (a) Any agreement, document or instrument pertaining to the sale, transfer, conveyance or encumbrance of all or any portion of the property of the Partnership in accordance with the terms of this Agreement;

         (b) Any document or instrument with respect to the Partnership that may be required or permitted to be filed under the laws of any state or of the United States, or which the General

Partner shall deem necessary, desirable or advisable to file, including, without limitation, filings made pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

         (c) A counterpart of any amendment to this Agreement for the purpose of admitting any substituted General Partner or additional Limited Partner or substituted Limited Partner or effecting any amendment of this Agreement permitted to be made solely by the General Partner hereunder; and

         (d) Any document that might be required to effectuate the dissolution, termination and liquidation of the Partnership or any document that might be required to reconstitute the Partnership pursuant to Section 8.2 hereof.

The foregoing power of attorney is coupled with an interest, shall be irrevocable and shall survive the death, incompetency, dissolution, merger, consolidation, bankruptcy or insolvency of each of the Partners. The Partners shall execute and deliver to the General Partner, within five (5) days after receipt of the General Partner's request therefor, such further designations, powers of attorney and other instruments as the General Partner reasonably deems necessary to carry out the purposes of this Agreement.

                                   ARTICLE XI

                                 Miscellaneous

         Section 11.1. Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) United States mail, (c) expedited delivery service with proof of delivery, or (d) facsimile transmission, addressed to the respective addressee(s). Any Partner may change its address by giving notice in writing to the other Partners of his or her new address.

         Section 11.2. Amendment. This Agreement may be changed, modified or amended only by an instrument in writing agreed upon by the General Partner and a Super Majority Interest of the Limited Partners; provided, however, that no such amendment that would have a material adverse economic effect on a particular Partner will be binding on such Partner without the agreement of such Partner. Notwithstanding the immediately preceding sentence, amendments to this Agreement that, in the judgment of the General Partner, (i) are of an inconsequential nature and do not adversely affect any Limited Partner in any material respect, (ii) are necessary or desirable to comply with any applicable law or governmental regulation, including but not limited to federal income tax requirements, such as qualified income offsets, minimum gain chargebacks, or otherwise, (iii) are necessary or desirable in the opinion of counsel to the Partnership to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes, or (iv) are otherwise required or contemplated by this Agreement, including but not limited to amendments of Exhibit A in order to reflect the admission of a substituted or additional Limited Partner, may be made by the General Partner without the written consent of the Limited Partners. The General Partner shall notify all Partners upon final adoption of any proposed amendment.

         Section 11.3. Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.

         Section 11.4. Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

         Section 11.5. Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

         Section 11.6. No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

         Section 11.7. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas.

         Section 11.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Partner may sell, assign, transfer or otherwise dispose of all or any part of its rights or interest in the Partnership or under this Agreement except in accordance with Section 9.1.

         Section 11.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.


                                 *  *  *  *  *


                      SIGNATURE PAGES OF PARTNERS ATTACHED

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        GENERAL PARTNER:

                                        RAINWATER, INC.



                                        By:/s/ KENNETH A. HERSH
                                           ---------------------------
                                                 Kenneth A. Hersh,
                                                 Vice President

                                        LIMITED PARTNER:


                                        /s/ RICHARD E. RAINWATER
                                        -------------------------------
                                        RICHARD E. RAINWATER





The address of the Limited Partner on this Signature Page is as follows:

777 Main Street
Suite 2700
Fort Worth, Texas 76102

                                LIMITED PARTNERS:


                                COURTNEY E. RAINWATER TRUST



                                By:/s/ MARK L. HART, JR., TRUSTEE
                                   ---------------------------------------
                                         Mark L. Hart, Jr., Trustee


                                RICHARD TODD RAINWATER TRUST



                                By:/s/ MARK L. HART, JR., TRUSTEE
                                   ---------------------------------------
                                         Mark L. Hart, Jr., Trustee


                                MATTHEW J. RAINWATER TRUST



                                By:/s/ MARK L. HART, JR., TRUSTEE
                                   ---------------------------------------
                                         Mark L. Hart, Jr., Trustee




The address of each such Limited Partner on this Signature Page is as follows:

777 Main Street
Suite 2700
Fort Worth, Texas 76102

                                    LIMITED PARTNER:

                                    NATURAL GAS PARTNERS II, L.P.

                                    By: GFW ENERGY II, L.P., its general partner

                                    By: GFW II, L.L.C., its general partner




                                    By:/s/ JOHN S. FOSTER
                                       ----------------------------------------
                                       Name:  John S. Foster
                                       Title: Authorized Member






The address of the Limited Partner on this Signature Page is as follows:


777 Main Street
Suite 2700
Fort Worth, Texas 76102

with a copy to:

115 E. Putnam Avenue
Greenwich, Connecticut  06830

                                        LIMITED PARTNER:


                                        NATURAL GAS PARTNERS III, L.P.

                                        By: RAINWATER ENERGY INVESTORS, L.P.,
                                            its general partner

                                        By: GFW III, L.L.C., its general partner



                                        By:/s/ JOHN S. FOSTER
                                           ------------------------------------
                                           Name:  John S. Foster
                                           Title: Authorized Member





The address of the Limited Partner on this Signature Page is as follows:


777 Main Street
Suite 2700
Fort Worth, Texas 76102

with a copy to:

115 E. Putnam Avenue
Greenwich, Connecticut  06830

                                   LIMITED PARTNER:


                                   VAN BEUREN ENTERPRISES, LLC




                                   By: /s/ DAVID J. ROY
                                       -----------------------------------------
                                      Name: David J. Roy
                                            ------------------------------------
                                      Title:  Voting Manager





The address of the Limited Partner on this Signature Page is as follows:


330 South Street
P. O. Box 1975
Morristown, New Jersey 07962-1975
Attention:  Donald R. Smith

with a copy to:

David J. Roy
1334 Park View, Suite 320
Manhattan Beach, California 90266

                                   EXHIBIT A



                Name of Partner                     Maximum Capital Contributions               Sharing Ratio
                ---------------                     -----------------------------               -------------
 Rainwater, Inc.                                                       $2,650,000                    1.0%
 (General Partner)

 Richard E. Rainwater                                                $160,418,058                  54.6390%

 Courtney E. Rainwater Trust                                           $3,984,962                   1.5038%

 Richard Todd Rainwater Trust                                          $3,984,962                   1.5038%

 Matthew J. Rainwater Trust                                            $3,984,962                   1.5038%

 Natural Gas Partners II, L.P.                                        $10,000,000                   6.2074%

 Natural Gas Partners III, L.P.                                       $14,225,175                   8.8302%

 Van Beuren Enterprises, LLC                                          $65,751,880                  24.8120%